March 31, 1995





To Our Stockholders:

      At our annual meeting on May 5, 1995, we plan to consider only two matters: The election of two directors for a three-year term and the approval of an auditor.

      We know of no other matters likely to be brought up at the meeting. Your participation is important to the orderly conduct of the Company's business. We urge you to sign and mail your proxy now. If you later decide to attend the meeting you can then vote in person, if you wish.

For the Board of Directors,

/s/ MARY C. SANFORD

Mary C. Sanford
Chairman

                  MAUI LAND & PINEAPPLE COMPANY, INC.
                  120 Kane Street, P. O. Box 187
                  Kahului, Maui, Hawaii 96732-0187

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                              MAY 5, 1995





TO THE STOCKHOLDERS OF MAUI LAND & PINEAPPLE COMPANY, INC.:

      The Annual Meeting of Stockholders of Maui Land & Pineapple Company, Inc. (the "Company") will be held on Friday, May 5, 1995 at 9:00 a.m. in the Corporate Office courtyard, 120 Kane Street, Kahului, Hawaii, for the following purposes:

1. To elect two Class Two Directors to serve for a three-year term or until their successors are elected and qualified;

2. To elect the firm of Deloitte & Touche LLP as the Auditor of the Company for fiscal year 1995 and thereafter until its successor is duly elected; and

3. To transact such other business as may properly be brought before the meeting or any postponement or adjournment thereof.

      The close of business on February 25, 1995 is the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting or any postponements or adjournments thereof.

      IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING. IF YOU ARE UNABLE TO ATTEND IN PERSON, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED.

      Stockholders are cordially invited to attend the meeting in person. Please indicate on the enclosed proxy card if you plan to attend the meeting and return the proxy card promptly in the enclosed stamped envelope.

      Your attention is directed to the Proxy Statement enclosed.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ ADELE H. SUMIDA

ADELE H. SUMIDA
Secretary

Dated:  March 31, 1995

                  MAUI LAND & PINEAPPLE COMPANY, INC.
                  120 Kane Street, P. O. Box 187
                  Kahului, Maui, Hawaii 96732-0187
                        March 31, 1995

                        PROXY STATEMENT



      This proxy is solicited on behalf of the Board of Directors of Maui Land & Pineapple Company, Inc. (the "Company").

      The person giving the proxy may revoke it at any time before it is voted by delivering a written revocation or a signed proxy card bearing a later date to the Company's Secretary, provided that such revocation or proxy card is actually received by the Secretary before it is used. Shares of the Company's common stock represented by properly executed proxies received by the Company at or prior to the Annual Meeting and not subsequently revoked will be voted as directed in such proxies. If a proxy is signed and no directions are given, shares represented thereby will be voted in favor of electing the Board's nominees for director and in favor of the proposal to elect the Company's auditor. The proxy confers discretionary authority on the persons named therein as to all other matters that may come before the meeting.


                  VOTING SECURITIES AND RIGHT TO VOTE

      Holders of record of shares of Common Stock of the Company at the close of business on February 25, 1995 will be entitled to vote at the Annual Meeting of Stockholders to be held on May 5, 1995 and at any and all postponements or adjournments thereof.

      The voting securities entitled to vote at the meeting consist of shares of Common Stock of the Company with each share entitling its owner to one vote. Shareholders do not have cumulative voting. The number of outstanding shares at the close of business on February 25, 1995 was 1,797,125.

      If a majority of the Company's outstanding shares are represented at the meeting, either in person or by proxy, a quorum will exist for conducting business. Election of directors and the auditor will require an affirmative vote of a majority of shares present. Abstentions, but not broker non-votes, will be treated as present at the meeting for these purposes. In connection with the election of directors, a vote to withhold authority will have the effect of a negative vote.

                  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                        OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

      The following table sets forth information as of February 17, 1995 with respect to all persons known to the Company to be the beneficial owners of more than 5% of the Company's Common Stock, other than those listed under "Security Ownership of Management."

                                                Number            Percent
      Name and Address                          of Shares         of Class

The J. Walter Cameron Family Group              718,851(1)(3)(4)  40.0%
P. O. Box 187
Kahului, Hawaii 96732

Maui Publishing Company, Ltd.                   105,939(4)         5.9%
P. O. Box 550
Wailuku, Hawaii 96793

Ethel S. Baldwin Trust                          180,087(1)        10.0%
P. O. Box 187
Kahului, Hawaii 96732

Cameron Family Partnership                       99,776(1)         5.6%
P. O. Box 187
Kahului, Hawaii 96732

Harry Weinberg Family Foundation, Inc.          667,445(2)        37.1%
101 West Mount Royal Avenue
Baltimore, Maryland 21201

Maui Land & Pineapple Company, Inc.
  Employee Stock Ownership Trust                150,788(3)         8.4%
c/o Hawaiian Trust Co., Ltd., Trustee
P. O. Box 3170
Honolulu, Hawaii 96802

(1) The J. Walter Cameron Family holdings include 60,297 shares owned by Mary C. Sanford; 43,051 shares owned by Claire C. Sanford; 43,050 shares owned by Jared B. H. Sanford; 36,160 shares owned by Richard H. Cameron, his spouse and minor children (includes 1,349 shares allocated as of December 31, 1993 to his account in the Maui Land & Pineapple Company, Inc. Employee Stock Ownership Plan ["ESOP"]); 35,511 shares owned by Douglas B. Cameron; 4,481 shares owned by Joseph W. Hartley, Jr. (consisting of shares allocated as of December 31, 1993 to his account in the Company's ESOP); 39,029 shares owned by the Allan G. Sanford Trust, of which Mary C. Sanford is the trustee; 51,110 shares owned by the Colin C. Cameron Trust, of which Richard H. Cameron, Margaret A. C. Alvidrez, Douglas B. Cameron, Frances E. C. Ort and Hawaiian Trust Company, Ltd. are co-trustees; 99,776 shares owned by the Cameron Family Partnership, whose general partners are Mary C. Sanford, Richard H. Cameron, Claire C. Sanford and Frances E. C. Ort; 180,087 shares owned by the Ethel S. Baldwin Trust, of which Frances B. Cameron and Hawaiian Trust Company, Ltd. are co-trustees; 20,360 shares owned by the J. Walter Cameron Trust, of which Mary C. Sanford, Richard H. Cameron, Margaret A. C. Alvidrez, Claire C. Sanford and Hawaiian Trust Company, Ltd. are co-trustees; 105,939 shares owned by Maui Publishing Company, Ltd., of which Richard H. Cameron is an officer and director, Frances B. Cameron is a director and Mary C. Sanford is an officer, director and shareholder (see Note (4) below). Voting and investment decisions with respect to shares held by the foregoing trusts with three or more trustees and shares held by the Cameron Family Partnership generally require approval of a majority of the trustees or general partners. However, all of the partnership's general partners must approve dispositions of the Company's shares. Mrs. Alvidrez has disclaimed sole or shared voting or dispositive power with respect to shares held by the trusts of which she is one of the trustees. It is the Company's understanding that Mrs. Alvidrez and Mrs. Ort (sisters of Richard
      H. Cameron and nieces of Mary C. Sanford) are not currently members of the J. Walter Cameron Family Group. The Company does not have current information regarding shares owned individually by Mrs. Alvidrez or Mrs. Ort. Except as indicated above, share ownership figures for the J. Walter Cameron Family Group exclude shares owned by the Company's ESOP of which Richard H. Cameron and Joseph W. Hartley, Jr. are members of the Administrative Committee (see Note (3) below).

(2) The Harry Weinberg Family Foundation, Inc., a charitable foundation, owns 667,445 shares. The directors are Darrell D. Friedman, Zanvyl Krieger, Alfred Coplan, Richard Pearlstone, Suzanne F. Cohen, Samuel K. Himmelrich Sr., Nathan Weinberg, David Weinberg, Bernard Siegel, Shale Stiller and Mortimer Caplin. The Company's records currently show that 300 Corporation (a corporation formerly owned by Harry Weinberg) owns 50,672 shares; and Irene Weinberg owns 150 shares. The Company has been advised by the Harry Weinberg Family Foundation, Inc. that it does not control, is not controlled by and does not act in concert with the entity or individual listed.

(3) Joseph W. Hartley, Jr., President of the Company, Gary L. Gifford and Paul J. Meyer, Executive Vice Presidents of the Company, and Douglas R. Schenk and Richard H. Cameron, Vice Presidents of the Company, are members of the Administrative Committee of the Company's ESOP which was adopted by the Company on December 27, 1978. Except as indicated in Note (1), shares held by the ESOP are not included in the J. Walter Cameron Family Group holdings set forth above. The ESOP requires the Trustee to inquire of each plan participant, on a confidential basis, how to vote the shares allocated to the plan participant's individual account and to vote the allocated shares and a corresponding portion of the unallocated shares accordingly. The trustee is required to vote shares allocated to participants' accounts for which no instructions are received and to vote any shares not then allocated to participants' accounts in the same proportions as the aggregate shares allocated to participants' accounts are voted pursuant to participants' instructions.

(4) Maui Publishing Company, Ltd. owns 105,939 shares. Richard H. Cameron is an officer and director, Frances B. Cameron is a director and Mary C. Sanford is an officer, director and shareholder of Maui Publishing Company, Ltd. The shares are included in the holdings of the J. Walter Cameron Family Group (see Note (1) above).

Security Ownership of Management

      The following table sets forth information as of February 17, 1995 with respect to the Company's voting Common Stock beneficially owned by all directors, nominees and executive officers of the Company as a group (see "Election of Directors" below).

                                                  Number
                                                of Shares
                                                Beneficially      Percent
                                                  Owned           of Class

Mary C. Sanford                                 325,401(1)        18.1%
Richard H. Cameron                              313,345(2)        17.4%
Frances B. Cameron,
      non-voting Director Emeritus              286,026(3)        15.9%
Joseph W. Hartley, Jr.                            4,481(4)         0.2%
Gary L. Gifford                                   1,209(4)         0.07%
Paul J. Meyer                                     2,029(4)         0.1%
Douglas R. Schenk                                 1,321(4)         0.07%
Peter D. Baldwin                                    100            0.01%
Lansing E. Eberling                                 200            0.01%
Randolph G. Moore                                   500            0.03%
Fred E. Trotter III                                  --              --
Andrew T. F. Ing, non-voting Director Emeritus      200            0.01%
All directors, nominees
      and executive officers as a group (12)    724,410(5)        40.3%


(1) Mary C. Sanford, the daughter of Frances B. Cameron and the aunt of Richard H. Cameron, owns of record 60,297 shares and beneficially 265,104 shares (see Note (1) regarding the J. Walter Cameron Family Group in the preceding table). She is a Class Three Director (see "Election of Directors" below).

(2) Richard H. Cameron, the grandson of Frances B. Cameron and the nephew of Mary C. Sanford, owns of record 33,011 shares and beneficially 280,334 shares (see Note (1) regarding the J. Walter Cameron Family Group in the preceding table). Included are 1,349 shares allocated to him as a participant in the Company's ESOP (see Note (3) regarding the Company's ESOP in the preceding table). He is a Class Three Director (see "Election of Directors" below).

(3) Frances B. Cameron, the mother of Mary C. Sanford and the grandmother of Richard H. Cameron, owns beneficially 286,026 shares (see Note (1) regarding the J. Walter Cameron Family Group in the preceding table).

(4) Represents shares allocated to these executive officers as participants in the Company's ESOP (see Note (3) regarding the Company's ESOP in the preceding table).

(5)   Includes 718,851 shares beneficially owned by the J. Walter
      Cameron Family Group, but does not include 150,788 shares owned by the Company's ESOP (see Note (3) regarding the Company's ESOP in the preceding table).


Compliance with Section 16(a) of the Exchange Act

      Section 16(a) of the Securities Exchange Act requires the Company's officers and directors and beneficial owners of more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and to furnish the Company with copies of such reports. Based solely upon a review of such reports and amendments thereto received by the Company during or with respect to its most recent fiscal year and upon certain written representations, the Company is required to identify herein any officer, director or 10% beneficial owner who during the most recent year or any prior year failed to make a filing under
Section 16(a) on a timely basis.

      In mid-1994, based on review of Company records, it was concluded that certain directors, officers and 10% beneficial owners who should have filed Forms 3 in a prior year had not done so. Therefore, in 1994 Forms 3 were filed by the following: Maui Publishing Company, Ltd., Ethel S. Baldwin Trust, J. Walter Cameron Trust, Colin C. Cameron Trust, Cameron Family Partnership, Jared B. H. Sanford, Claire C. Sanford, Gary L. Gifford, Paul J. Meyer, Douglas R. Schenk, Richard H. Cameron, Ted L. Proctor, Douglas B. Cameron, Fred E. Trotter III and Lansing E. Eberling. Form 3 for Randolph G. Moore was filed two months late in 1994. Form 3 for Adele H. Sumida was filed seven months late in 1994. It appears that Margaret A. C. Alvidrez and Frances E. C. Ort should have filed Forms 3 in a prior year, particularly in view of their membership in the J. Walter Cameron

Family Group, which owns in excess of 10% of the Company's stock. The Company has no record of any Section 16(a) filings for these individuals. It is the Company's understanding that Mrs. Alvidrez and Mrs. Ort are not currently members of the J. Walter Cameron Family Group. Due to an oversight, Frances
B. Cameron failed to report in prior years two disposition by gift transactions. These were reported on Form 4 in 1994. Maui Publishing Co., Ltd. reported on Form 4 two 1994 purchase transactions six months late. Richard H. Cameron, Frances B. Cameron, Claire C. Sanford, Jared B. H. Sanford and Mary C. Sanford, whose reports reflect indirect beneficial ownership of the shares owned by Maui Publishing Co., Ltd., were also delinquent in reporting the two purchase transactions.


                        ELECTION OF DIRECTORS

      The By-Laws provide for three classes of directors consisting of two members in each class with each class holding office for three years. The first class consists of the two directors elected at the 1994 annual meeting whose term of office expires in 1997 ("Class One Directors"). The second class consists of the two directors elected at the 1992 annual meeting whose term of office expires in 1995 ("Class Two Directors"). The third class consists of the two directors elected at the 1993 annual meeting whose term of office expires in 1996 ("Class Three Directors").

      The Board recommends the election of the nominees listed below as Class Two Directors to hold office for three years, until 1998, or until their successors are elected and qualified. If at the time of the 1995 annual meeting of stockholders any of such nominees should be unable or decline to serve, the discretionary authority provided in the proxy will be exercised to vote for a substitute or substitutes. The Board has no reason to believe that any substitute nominee or nominees will be required.

      The Board's proxy holders will, if so authorized, vote their proxies for the nominees for Class Two Directors. Shareholders do not have cumulative voting.

      Hawaii law requires that at least one of the directors of the Company be a resident of the State of Hawaii. All of the Board's nominees for Class Two Directors and all Class One and Class Three Directors are Hawaii residents. Under the Company's By-Laws, no person is eligible to be elected as a director who has attained his or her 70th birthday at the time of election, but the directors may create exceptions to this requirement by resolution, including "Director Emeritus."

      In 1977 Mrs. J. Walter Cameron was elected a Director Emeritus of the Company for life in grateful recognition of her many contributions to the Company. In 1993 Andrew T. F. Ing was elected a Director Emeritus of the Company in recognition of his long and dedicated service. As Directors Emeritus, they are eligible to attend all meetings of the Board of Directors and to have their fees and expenses paid, but they are not eligible to vote and are not counted as part of the quorum at any meeting.

      The following table indicates the principal occupation or employment of each continuing director and nominee, his or her positions with the Company and other information, and the year first elected as a director.

                        Positions and Offices with the            Year First
                        Company and Principal Occupation During   Elected
Name                    Last Five Years and Other Information     Director

Class One Directors--Elected in 1994 for a three-year term:

Randolph G. Moore       Executive Vice President:  H.K.L. Castle  1994
(age 56)                Foundation; Chief Executive Officer:
                        Kaneohe Ranch; Director:  Grove Farm
                        Company, Inc., Maui Land & Pineapple Co.,
                        Inc., Maui Pineapple Co., Ltd., Kapalua
                        Land Co., Ltd.

Fred E. Trotter III     President:  F. E. Trotter, Inc.           1992
(age 64)                Trustee:  The Estate of James Campbell
                        (1970-1991); Director:  Bancorp Hawaii,
                        Bank of Hawaii, Bancorp Leasing, Inc.,
                        Longs Drugs, Maui Land & Pineapple Co.,
                        Inc., Maui Pineapple Co., Ltd., Kapalua
                        Land Co., Ltd.

                        Positions and Offices with the            Year First
                        Company and Principal Occupation During   Elected
Name                    Last Five Years and Other Information     Director

Class Two Directors--Nominees to be elected in 1995 for a three-year term:

Peter D. Baldwin        President:  Baldwin Pacific Corporation,  1972(1)
(age 57)                Baldwin Pacific Properties, Inc., Orchards
                        Hawaii, Inc., Haleakala Ranch Co.,
                        Haleakala Properties, Inc.; General
                        Partner:  Baldwin Pacific Farms; Director:
                        Maui Land & Pineapple Co., Inc., Maui
                        Pineapple Co., Ltd., Kapalua Land Co.,
                        Ltd., Bancorp Hawaii, Inc., Bank of
                        Hawaii, Bishop Insurance Agency of Hawaii,
                        Inc.

Joseph W. Hartley, Jr.  President and Chief Executive Officer:    (2)
(age 61)                Maui Land & Pineapple Company, Inc.;
                        President:  Maui Pineapple Company, Ltd.
                        (1969-1992); Director:  Maui Pineapple Company,
                        Ltd., Kapalua Land Company, Ltd.


Class Three Directors--Elected in 1993 for a three-year term:

Mary C. Sanford         Chairman:  Maui Publishing Co., Ltd.,     1972(1)
(age 64)                Maui Land & Pineapple Co., Inc.;
                        Publisher:  The Maui News; Director:
                        Haleakala Ranch Co., Maui Land & Pineapple
                        Co., Inc., Kapalua Land Co., Ltd.
                        Maui Pineapple Co., Ltd.

Richard H. Cameron      Vice President, Property Management:      1984
(age 40)                Maui Land & Pineapple Co., Inc.; Director:
                        Maui Land & Pineapple Co., Inc., Maui
                        Pineapple Co., Ltd., Kapalua Land Co., Ltd.
                        Maui Publishing Co., Ltd.

(1) Mr. Baldwin and Mrs. Sanford were re-elected to the Board in 1980 and 1981, respectively.
(2)   Nominated for the first time in 1995.


Certain Transactions

See "Compensation Committee Interlocks and Insider Participation."


Directors' Meetings and Committees

      The Board of Directors held five meetings in 1994. It has two standing committees, the Audit Committee and the Compensation Committee. Each committee held one meeting in 1994. The Board has no Nominating Committee.

      The Audit Committee serves as an independent check on the reliability of the Company's financial controls and its financial reporting and reviews the work of the independent auditors. The Compensation Committee reviews and approves the compensation plans, salary recommendations and other matters relating to compensation of senior management and directors. The members of both committees are Andrew T. F. Ing (chairman), Peter D. Baldwin, Lansing E. Eberling, Randolph G. Moore, Mary C. Sanford and Fred E. Trotter III.

      Directors, including Directors Emeritus, receive an attendance fee of $500 for each Board meeting attended. Since November 1, 1993, no attendance fees have been paid to directors who are employees of the Company or its subsidiaries. Directors, including Directors Emeritus, also receive an annual fee of $10,000. The Chairman of the Board receives an annual fee of $20,000. Directors who are employees of the Company or its subsidiaries are not eligible to receive an annual fee. Members of the Audit and Compensation Committees receive an attendance fee of $500 for each committee meeting attended.

                        EXECUTIVE COMPENSATION

Summary of Cash and Other Compensation

      The following table summarizes the cash and non-cash compensation paid by the Company for services rendered during each of the last three years by the Company's Chief Executive Officer and four other most highly compensated executive officers.


Summary Compensation Table

                                          Annual Compensation

                                                                All
    Name and                                                   Other
Principal Position                  Year        Salary      Compensation
                                                               (2)

Joseph W. Hartley, Jr.              1994        $283,500    $ 64,632
President & Chief                   1993         309,750     100,120
  Executive Officer                 1992         271,238     101,022

Gary L. Gifford                     1994         188,194      37,537
Executive Vice                      1993         199,276      62,696
  President/Resort                  1992         192,348      65,351

Paul J. Meyer                       1994         175,860      31,304
Executive Vice                      1993         190,730      54,568
  President/Finance                 1992         185,220      58,130

Douglas R. Schenk (1)               1994         145,800      10,630
Vice President/Pineapple            1993         136,300      28,112

Richard H. Cameron                  1994          98,711      10,610
Vice President/                     1993         101,848      27,987
  Property Management               1992          97,500      30,003


(1)   Mr. Schenk became an executive officer in 1993.
(2) Represents imputed income related to excess group life coverage and the Executive Supplemental Insurance Plan ("ESIP"). It also includes the value of shares allocated to the executive (participant) in the Employee Stock Ownership Plan ("ESOP") and the annual increase in value of ESIP benefits payable after retirement. Directors' meeting attendance fees are included for 1993 and 1992.



Details of "All Other Compensation" for 1994 are as follows:


                  Life
                Insurance       ESOP      ESIP         Total

                                (a)
Hartley           $5,370      $1,122      $58,140     $64,632
Gifford            1,745         745       35,047      37,537
Meyer              1,196         696       29,412      31,304
Schenk               363         577        9,690      10,630
Cameron              139         391       10,080      10,610

      (a) Allocation to an ESOP participant's account is related to compensation levels. The values shown are the estimated shares to be allocated to the designated individual's account as of December 31, 1994 valued at $50 per share.

Executive Supplemental Insurance Plan

      The Board adopted an Executive Supplemental Insurance Plan ("ESIP") in 1979 which covers certain management personnel approved by the Board. Currently 20 individuals are covered, including the officers of the Company. The Plan provides for benefits which supplement the Group Life Insurance Program and the Company's Retirement Plan. The program is designed to make the Company competitive in its efforts to attract, motivate and retain quality executive talent.

      The Company purchased individual life insurance policies on the participants. Premium payments are in large part offset by borrowing against the cash values of the policies. The Plan is unfunded and is designed such that if the assumptions made as to mortality experience, policy dividends and other factors are realized, the Company's share of the policy proceeds will cover all its payments.

      In 1991 the Plan was amended to include a provision such that benefits under this plan begin to vest after five years of participation in the program. The benefit is 100% vested when the participant reaches age 62.
Upon retirement, the participant may elect to continue the life insurance benefit or to begin receiving the benefit in the form of monthly payments payable for ten years. If the participant's employment is terminated prior to retirement, any vested benefit is payable in the form of monthly installments commencing at age 62.

      This Plan is an endorsement program in which the Company endorses part of the insurance benefit to the beneficiary of the participant. "Life Insurance" in the "All Other Compensation" table includes the insurance value of the benefit for each named executive officer in accordance with Internal Revenue Service Table PS-58.

Pension Plan

      The Company has a non-contributory, defined benefit pension plan that covers all regular non-bargaining unit employees, including the executive officers. Participation begins after completion of one year of continuous service. Retirement benefits are computed based on each participant's years of service, year of birth, earnings and retirement date and are not subject to any deduction for social security or other offset amounts. Normal retirement age for participants is 65, with provisions for retirement as early as 55 and after age 65. Benefits are payable as a qualified joint and survivor annuity with options for benefits in other annuity forms. Vesting is 100% after five years of service.

      The Company has a Supplemental Executive Retirement Program (SERP) covering highly paid employees. The provisions are the same as the defined benefit pension plan that covers all regular non-bargaining unit employees, except that benefits are determined as follows: When the benefits of an employee under the pension plan are reduced because of (1) the maximum annual benefit limitation ($118,800 in 1994) or (2) the maximum compensation limitation ($150,000 in 1994), the SERP will provide a benefit to make up the difference.

      The following tables show the estimated benefits in the single life annuity form at normal retirement age to persons in specified remuneration and years-of-service classifications.


            ESTIMATED CREDITED YEARS OF SERVICE AND COVERED COMPENSATION
                                    on 12/31/94

                                                Covered
         Individual                 Years       Compensation

      Joseph W. Hartley, Jr.        35.4        $288,500
      Gary L. Gifford                6.3         188,194
      Paul J. Meyer                  9.8         175,860
      Douglas R. Schenk             17.3         145,800
      Richard H. Cameron            17.1          98,711

            ESTIMATED ANNUAL BENEFIT FROM QUALIFIED DEFINED BENEFIT PLAN
                  AND SUPPLEMENTAL EXECUTIVE RETIREMENT PROGRAM

Final
5-Year                           Years of Service at Age 65
Average
Annual
Salary               15          20          25          30          35

$375,000          $82,309     $109,745    $137,181    $164,617    $182,890
 350,000           76,684      102,245     127,806     153,367     170,391
 325,000           71,059       94,745     118,431     142,117     157,892
 300,000           65,434       87,245     109,056     130,867     145,393
 275,000           59,809       79,745      99,681     119,617     132,895
 250,000           54,184       72,245      90,306     108,367     120,396
 225,000           48,559       64,745      80,931      97,117     107,897
 200,000           42,934       57,245      71,556      85,867      95,398
 175,000           37,309       49,745      62,181      74,617      82,900
 150,000           31,684       42,245      52,806      63,367      70,401
 125,000           26,059       34,745      43,431      52,117      57,902
 100,000           20,434       27,245      34,056      40,867      45,403
  75,000           14,809       19,745      24,681      29,617      32,905

Report of Compensation Committee on Executive Compensation

      The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of directors who are not members of the Company's management. The Board of Directors has charged the Committee with the responsibility of administering the Company's executive compensation program. The Committee principally administers executive compensation as part of the Company's overall salary system which covers all non-bargaining unit employees. The philosophy of this salary system is to reward good judgment and to be internally fair and externally competitive. The Committee's philosophy with regard to executive compensation is to provide a competitive pay system to attract, retain and motivate executives. The Committee is assisted from time to time by a national management consulting firm which advises the Committee on compensation matters.

      Executive compensation is primarily comprised of base salary. Salary mid-points have been provided by Hay Management Consultants with re-evaluations as conditions warrant. The CEO recommends salary adjustments to the Committee for executives who report to him based on his qualitative judgment as to overall job performance, salary mid-points, where the executive's compensation stands relative to the mid-point and the Company's overall budget for salaries. The Committee approves a salary adjustment for the CEO based on its qualitative judgment as to his job performance and within the same mid-point and budgetary guidelines which are used throughout the Company.

      In 1994 salary mid-points and other factors specified above were not the primary reasons for the Committee's salary actions. In November of 1993, upon the recommendation of the CEO, Joseph W. Hartley, Jr., a 10% salary decrease for himself and the next three highest paid executive officers became effective. The next 14 highest paid employees of the Company took a 5% salary decrease and all other non-bargaining unit salaries were frozen. The salary decreases were part of a company-wide effort to reduce the operating and administrative costs of the Company.

      In March of 1994 the Committee affirmed the salary reduction package which had been implemented in November of 1993. The Committee's decisions in that regard, with respect to the CEO and other executive officers, were based primarily on its view that such reductions were appropriate as a matter of leadership and fairness in the context of the Company's broader cost reduction efforts. The amounts of the reductions were not based upon any specific measures of the Company's performance. Nor did the Committee's decisions reflect adverse judgments as to performance of the CEO and other executive officers.

      Other aspects of executive compensation are described on pages 9 to 11. In 1994 there were no new items added to or changes made to such other compensation.

Compensation Committee:

      Andrew T. F. Ing (Chairman)         Randolph G. Moore
      Peter D. Baldwin                    Mary C. Sanford
      Lansing E. Eberling                 Fred E. Trotter III

Shareholder Return Performance Graph

      Set forth below is a line graph comparing the cumulative total shareholder return on Maui Land & Pineapple Company, Inc. common stock against the cumulative total return of the S&P 500 Index and the S&P 500 Food Group.


                  COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*

                  Among Maui Land & Pineapple Company, Inc.,
                        S&P 500 Index and S&P Food Group


(graph here)   -SEE APPENDIX


      * $100 invested on December 31, 1989 in common stock of Maui Land & Pineapple Company, Inc., S&P 500 Index and S&P Food Group.


Compensation Committee Interlocks and Insider Participation

      No member of the Compensation Committee was at any time during the last complete fiscal year an officer or employee of the Company or any of its subsidiaries. No member was formerly an officer of the Company or any of its subsidiaries. However, committee member Mary C. Sanford is the aunt of Richard H. Cameron.

      The Company currently leases approximately 1,600 acres of grazing land to Haleakala Ranch Company at an annual rent of $14,626. The lease is due to expire on March 31, 1998. Richard H. Cameron is Vice President of Haleakala Ranch Company; he and Mary C. Sanford are directors. Committee member Peter
D. Baldwin is President, a major stockholder and a director of Haleakala Ranch Company.

      In 1994 Haleakala Dairy executed a promissory note to the Company for $95,129 for its prorata share of a shared reservoir and water system. Baldwin Pacific Corporation is the managing general partner of Haleakala Dairy. Peter
D. Baldwin is President of Baldwin Pacific Corporation.


                        ELECTION OF AUDITOR

      The firm of Deloitte & Touche LLP, independent certified public accountants, has been the auditor of the Company for many years. The Board of Directors recommends the election of Deloitte & Touche LLP as the auditor of the Company for fiscal year 1995 and thereafter until its successor is duly elected.

      A representative of Deloitte & Touche LLP will be present at the annual meeting of shareholders, will be given an opportunity to make a statement and will be available to respond to questions raised orally at the meeting or submitted in writing by shareholders.

                              OTHER MATTERS

      The Board knows of no other matters that may be brought before the meeting. However, if any other matters are properly brought before the meeting, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters and discretionary authority to do so is included in the proxy.


                        SOLICITATION OF PROXIES

      The entire cost of soliciting proxies will be borne by the Company. The Company may make arrangements with brokerage houses, banks and other custodians, nominees and fiduciaries to forward proxies and proxy material to the beneficial owners of the common stock of the Company and to request authority for the execution of proxies. In such cases, the Company may reimburse such brokerage houses, banks, custodians, nominees and fiduciaries for their expenses in connection therewith. Proxies may be solicited in person or by telephone, telegram or mail by certain directors and officers of the Company without additional compensation for such services, or by its Transfer Agent, and the cost will be borne by the Company.


                  FINAL DATE FOR PROPOSALS OF STOCKHOLDERS

      Proposals of stockholders intended to be presented at the Company's 1996 annual meeting must be received by the Company at its principal executive office no later than December 4, 1995.


                              PROXY INSTRUCTIONS

      A form of proxy for the Annual Meeting is enclosed. You are requested to sign and return your proxy promptly to make certain your shares will be voted at the meeting. As previously stated, you may revoke your proxy at any time before it is voted by delivering a written revocation or a signed proxy card bearing a later date to the Company's Secretary, provided that such revocation or proxy card is actually received by the Secretary before it is used. Attendance at the Annual Meeting will not in itself constitute revocation of a proxy. If you attend the meeting, you may vote your shares in person if you so decide. For your convenience, a self-addressed envelope is enclosed; it requires no postage if mailed in the United States.


BY ORDER OF THE BOARD OF DIRECTORS

/s/ ADELE H. SUMIDA

ADELE H. SUMIDA
Secretary

Kahului, Maui, Hawaii
March 31, 1995

                              APPENDIX

The graphic image on page 13 of this document has the following graph points:

                                          S&P
                  ML&P        S&P         FOOD
                  ----        ----        ----

1989              $100        $100        $100
1990                68          97         143
1991                66         126         139
1992                63         136         125
1993                56         149         123
1994                26         151         129